Exhibit 3.2

CABLE HOLDCO, INC.

BY-LAWS

ARTICLE I

STOCKHOLDERS

Section 1. The annual meeting of stockholders, for the purpose of electing directors and transacting such other business as may properly be brought before the meeting, shall be held on the first Thursday in May of each year (or if said day be a legal holiday, then on the next succeeding day not a holiday), or at such other date as shall be determined by the Board of Directors, the Chairman of the Board of Directors (if there be a Chairman of the Board of Directors), the President, any Vice President, or the holders of a majority of the issued and outstanding stock entitled to vote at the meeting, at such place, within or without the state of Delaware, as shall be so determined.

Section 2. Special meetings of stockholders may be held upon call of the Board of Directors, the Chairman of the Board of Directors (if there be a Chairman of the Board of Directors), the President, any Vice President, or the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote at the meeting, at such time and at such place, within or without the State of Delaware, as shall be provided in such call.

Section 3. The holders of a majority of the issued and outstanding shares of stock entitled to vote at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at such meeting. The holders of a majority of such shares so presented or represented, whether or not constituting a quorum, may adjourn the meeting from time to time. No notice of the time, place or purposes of adjourned meetings need be given except as required by law.

Section 4. Except as may be provided by law, the vote of the holders of a majority of the issued and outstanding shares of stock having voting power and present in person or represented by proxy at any meeting of stockholders at which a quorum is present shall decide any matter properly brought before such meeting.

ARTICLE II

DIRECTORS

Section 1. The number of directors shall be fixed from time to time by the Board of Directors. Each director shall hold office until his successor is elected and qualified, or until his earlier resignation or removal. Any director may be removed from office at any time by the stockholders, with or without cause. Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the stockholders.

Section 2. Meetings of the Board of Directors may be held within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be held upon call of a majority of the directors, the Chairman of the Board of Directors (if there be a Chairman of the Board of Directors), the President, or any Vice President on not less than two full days’ oral, telegraphic, or written notice of the time and place of such meeting to each director. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of stockholders at the same place at which such meeting is held.

Section 3. One third of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If there be no such quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum is present and no further notice shall be required. The vote of a majority of the directors present at a meeting of the Board of Directors at which a quorum is present shall decide any matter properly brought before such meeting.

ARTICLE III

OFFICERS

Section 1. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a President, one or more Vice Presidents, a Secretary, and a Treasurer, and from time to time may choose such other officers as it shall deem proper. Each elected officer shall hold office until his successor is chosen and qualified, or until his earlier resignation or removal by the Board of Directors, which removal may be with or without cause. A vacancy occurring in any office may be filled at any time by the Board of Directors.

Section 2. The President may from time to time appoint such other officers of the Corporation as he shall deem proper. Each appointed officer shall hold office until his earlier resignation or removal by the President, which removal may be with or without cause.

Section 3. All officers shall have such authority and perform such duties in the management of the corporation as generally pertain to their respective offices and shall also have such authority and perform such duties in the management of the Corporation as from time to time may be conferred by the Board of Directors.

ARTICLE IV

CERTIFICATES OF STOCK

Certificates representing shares of stock shall be in such form as the Board of Directors may from time to time prescribe. Such certificates shall be signed by the Chairman of the Board of Directors (if there be a Chairman of the Board of Directors), the President or a Vice President, and by the Secretary or an Assistant Secretary of the Corporation, and be sealed with the seal of the Corporation or a facsimile thereof.

ARTICLE V

INDEMNIFICATION

Section 1. (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this section 2 shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section 2 or otherwise.

(b) If a claim under paragraph (a) of this section 2 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses (including attorneys’ fees) incurred in defending a proceeding in advance of its final disposition conferred in this section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this section 2 with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

ARTICLE VI

FISCAL YEAR

The fiscal year of the Corporation shall end as determined by the Board of Directors.

ARTICLE VII

CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the words “Corporate Seal” and “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE VIII

AMENDMENTS

The By-laws may at any time be altered, amended, or repealed by the stockholders or the Board of Directors.

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